SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement“) dated this 28th day of December 2017 by and between Mission Institutional Advisors, LLC, a Texas limited liability company (the “Adviser”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, and Auour Investments, LLC a Massachusetts limited liability company (the “Sub-Adviser”), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, Adviser is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of asset management;

WHEREAS, Sub-Adviser is also registered with the SEC as an investment adviser under the Advisers Act, and engages in the business of asset management;

WHEREAS, World Funds Trust, a Delaware Statutory Trust (the “Trust”) is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been engaged by the Trust to provide investment management services to the separate series of the Trust which are listed on Schedule A to this Agreement (each a “Fund”);

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and each Fund’s shares are registered under the Securities Act of 1933, as amended (the “Securities Act”)

WHEREAS, the Adviser desires to retain the Sub-Adviser to render certain investment management services to each Fund, and the Sub-Adviser is willing to render such services; and

WHEREAS, the Trust has consented to the engagement of the Sub-Adviser by the Adviser.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.
Appointment. The Adviser hereby appoints the Sub-Adviser to act as investment adviser, with full discretionary power and authority for the period and on the terms set forth in this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser except as expressly authorized in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.	Delivery of Documents. The Sub-Adviser acknowledges that it has received copies of each of the following:

a.
Each Fund’s Registration Statement on Form N-1A under the 1940 Act and under the Securities Act, relating to shares of beneficial interest of the Fund(s) as filed with the SEC and all amendments thereto;

	b.	Each Fund’s Prospectus (such Prospectus, as presently in effect and all amendments and supplements thereto are herein called the “Prospectus”).
	c.	Each Fund’s’ Statement of Additional Information (such Statement of Additional Information, as presently in effect and all amendments and supplements thereto are herein called the “SAI”).

The Adviser will furnish the Sub-Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC.

3.
Management. Subject to the supervision of the Trust’s Board of Trustees, the Sub-Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Fund. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund. The Sub-Adviser will provide the services under this Agreement in accordance with each Fund’s investment objectives, policies and restrictions as stated in its Prospectus and SAI and such compliance policies and procedures as the Adviser or Trust may provide to Sub-Adviser in writing from time to time. The Sub-Adviser further agrees that it:

a.
Will conform its activities to all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement.

b.
Will vote proxies with respect to each Fund’s securities and exercise rights in corporate actions or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines and shall report all votes cast in the in time, manner, and format requested to facilitate the filing of the N-PX.

c.
Will promptly notify the Adviser of the occurrence of any event that would be reasonably likely to disqualify the Sub-Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

d.
Will promptly notify the Adviser in the event that: (i) the Sub-Adviser becomes the subject of an administrative proceeding or enforcement action by the SEC or other regulatory body with applicable jurisdiction or (ii) to the best of the Sub-Adviser’s knowledge, any affiliate of the Sub-Adviser becomes the subject of an administrative proceeding or enforcement action by the SEC or other regulatory body with applicable jurisdiction that the Sub-Adviser reasonably expects could have a material adverse effect upon the ability of the Sub-Adviser to perform its duties under this Agreement.

e.
Will provide, at its own cost, personnel, office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of each Fund and will assume other costs and expenses incurred by it in connection with its investment advisory services pertaining to each Fund.

f.
Will, in compliance with the requirements of the 1940 Act, (i) maintain all records required to be maintained and keep them as property of the Trust, (ii) surrender promptly to the Trust any of such records upon the Trust’s request, and (iii) preserve for the periods prescribed by the 1940 Act, and the rules or orders thereunder, the records required to be maintained by the 1940 Act.

	g.	Will provide the Trust and the Trust’s service providers with records concerning the Sub-Adviser’s activities which the Trust is required under applicable law or regulation to maintain.

	h.	Will render oral and written regular reports to the Trust and the Adviser concerning Sub-Adviser’s discharge of the foregoing responsibilities.

4.
Services Not Exclusive. The advisory services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to furnish similar services to others as long as its services under this Agreement are not impaired thereby.

5.
Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the benefit of each Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by it pursuant to Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act that are not maintained by others on behalf of the Trust.

6.
Compensation; Fund Expenses. For the services to be rendered by the Sub-Adviser under this Agreement, the Adviser shall pay to the Sub-Adviser compensation at the rate specified in Schedule B attached hereto and made a part of this Agreement. Such compensation shall be payable monthly within fifteen (15) business days after the end of any month to the Sub-Adviser and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule A, to the assets. The fee shall be based on the average daily net assets for the month involved. Fees for less than a full month will be pro-rated. The Sub-Adviser shall have no right to obtain compensation directly from a Fund or the Trust for services provided hereunder and agrees to look solely to the Adviser for payment of fees due. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for each Fund.

7.
Limitation of Liability of the Sub-Adviser. The duties of the Sub-Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Adviser hereunder. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust (including, without limitation, any Fund thereof) or the Adviser in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, directions, instructions or requests given or made to the Sub-Adviser by the Adviser or the Trust. The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement, which includes, but is not limited to, liability that arises out of circumstances where the Sub-Adviser engages in any conduct or omissions that could reasonably be expected to result in an enforcement action taken against the Adviser and/or the Sub-Adviser by a regulatory agency or authority.

8.	Duration and Termination.

a.
Duration. This Agreement shall become effective on the date of its execution of the applicable Schedule A with respect to each Fund (each an “Effective Date”). This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder. Upon termination of this Agreement, the duties of the Adviser delegated to the Sub-Adviser under this Agreement automatically shall revert to the Adviser.

b.
Termination by the Board or Shareholders. The Board, or pursuant to a vote of a majority of the outstanding voting shares of the Fund, the Trust, on behalf of the Fund, may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to Sub-Adviser. The Board may also terminate this Agreement with for a material breach effective immediately or as of such time as the Board deems appropriate.

	c.	Termination by Parties.
i.
Adviser may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ advance written notice delivered or mailed by registered mail, postage prepaid, to Sub-Adviser.

ii.
Sub-Adviser may terminate this Agreement effective on or after the second anniversary date of this Agreement commencing on the Effective Date, without the payment of any penalty, by providing at least six months advance written notice delivered or mailed by registered mail, postage prepaid, to Adviser and the Trust on or before the second anniversary date of this Agreement.

iii.
Notwithstanding the foregoing, in the event that: (i) the Adviser engages in any conduct that could reasonably be expected to result in a material SEC enforcement action taken against the Adviser, the Sub-Adviser may terminate this Agreement on sixty (60) days’ written notice to the Adviser; or (ii) any of the Fund’s Trustees, administrator, transfer agent and/or fund accounting agent or any of their respective officers, employees or affiliates who are directly involved with the Fund engage in any conduct that could reasonably be expected to result in a material SEC enforcement action taken against such person or entity and the Board or Adviser does not take prompt action to terminate the relationship with such person or entity with respect to the Fund, then the Sub-Adviser may terminate this Agreement on sixty (60) days’ written notice to the Adviser.

d.
Assignment. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act), or if the Adviser’s investment advisory agreement shall terminate with respect to the Fund.

e.
No Prejudice and Transition. Any notice of termination served on Sub-Adviser by Adviser shall be without prejudice to the obligation of Sub-Adviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination with or without proper notice as defined in this Agreement by Adviser Sub-Adviser will be paid all reasonable expenses Sub-Adviser necessarily incurs in terminating the Agreement. Upon termination of this Agreement, the duties of Adviser delegated to Sub-Adviser under this Agreement automatically shall revert to Adviser.

9.
Notices. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties at the addresses noted below or such other addresses as may be provided by the parties from time to time:

If to the Adviser:	If to the Sub-Adviser

Mission Institutional Advisors, LLC	Auour Investments, LLC
2651 North Harwood Street, Suite 525	162 Main Street, Suite 2
Dallas, TX 75201	Wenham, MA 01984
Attn: Michael Young	Attn: Joseph Hosler

With Copies to the Trust:

8730 Stony Point Parkway, Suite 205
Richmond, Virginia 23235
Attn: David Bogaert

10.
Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act).

11.
Miscellaneous. The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

12.
The Name “Auour.”  Sub-Adviser agrees that the name “Auour” or variations thereof may be used in the name of the Fund under this Agreement and that such name, together with any related logos and any service marks containing the word “Auour” or variations thereof may be used in connection with the Fund’s business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free; provided, that in all instances, Sub-Adviser shall be entitled to review and approve the actual use of its mark by the Fund. At such time as this Agreement shall no longer be in effect, the Fund will cease such use. The Fund acknowledges that it has no rights to the name “Auour” or variations thereof and such logos or service marks other than those granted in this paragraph and that the Sub-Adviser reserves to itself the right to grant the nonexclusive right to use the name “Auour” or variations thereof and such logos or service marks to any other person.

13.
Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.	Entire Agreement. This Agreement consists of the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings relating thereto.

15.
Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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Signature Page to Follow

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SIGNATURE PAGE
TO THE SUB-ADVISORY AGREEMENT
BY AND BETWEEN
MISSION INSTITUTIONAL ADVISORS, LLC
AND
AUOUR INVESTMENTS, LLC

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

MISSION INSTITUTIONAL ADVISORS, LLC

By: /s/ Michael A. Young

Name: Michael A. Young

Title: President and Chief Operating Officer

AUOUR INVESTMENTS, LLC

By: /s/ Joseph Hosler

Name: Joseph Hosler

Title: Managing Principal

SCHEDULE A
TO THE SUB-ADVISORY AGREEMENT
BY AND BETWEEN
MISSION INSTITUTIONAL ADVISORS, LLC
AND
AUOUR INVESTMENTS, LLC

Pursuant to paragraph 6 of the Sub-Advisory Agreement by and between Mission Institutional Advisors, LLC (“Mission”) and Auour Investments, LLC (“Auour”), Mission shall pay Auour the sub-advisory fees with respect to each of each Fund of the World Funds Trust at the annualized rates as set forth below

Fund	Asset Breakpoint	Sub-Advisory Fee	Effective Date
Mission-Auour Global Risk-Managed Equity Fund	None	0.45%	December 28, 2017

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in the Schedule A above.

MISSION INSTITUTIONAL ADVISORS, LLC		AUOUR INVESTMENTS, LLC

By:	/s/ Michael A. Young	By:	/s/ Joseph Hosler

Name:	Michael A. Young	Name:	Joseph Hosler

Title:	President and Chief Operating Officer	Title:	Managing Principal